Consent of Certified Public Accountants

Ryan, Beck & Co. and Subsidiaries

We hereby consent to the incorporation by reference of our report dated February 5, 1996, on our audits of the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of cash flows for the three years then ended listed in Item 14(a) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

TRIEN, ROSENBERG, FELIX, ROSENBERG, BARR & WEINBERG, LLP

Morristown, New Jersey
March 7, 1996